Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Benefitfocus, Inc. for the registration of 7,177,966 shares of its common stock and to the incorporation by reference therein of our reports dated March 4, 2020, with respect to the consolidated financial statements of Benefitfocus, Inc., the financial statement schedule of Benefitfocus, Inc., and the effectiveness of internal control over financial reporting of Benefitfocus, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina

June 22, 2020